Exhibit 10.3

Final version for signing

Unprotected Tenancy Contract

Made and signed in Herzliya, on 25 of June, 2013

Between

1	Herzeliya Center Building and Investments (M.H.B.H) Ltd. private company no. 512285693

Of 8 Aba Even Street Herzliya Pituach

2.	Shvartzbard Assets and Investments Ltd. private company no. 512284613 Of 8 Aba Even Street Herzliya Pituach

(hereinafter jointly and severally – “the Lessor”)

On the one hand;

And

Safe-T Data A.R Ltd. private company no. 51472563

Of 8 Aba Even Street Herzliya Pituach

By the authorized signatories on behalf of the Lessee, Roei Haberman and
Amir Mizhar, who are approved by the Lessee’s attorney

(hereinafter – “the Lessee”)

On the other hand;

Whereas	The Lessor is the owner of the buildings and the land.

Whereas	The Lessor erected on the land the building known as “Te’Omei Shderot Hagalim” building;

Whereas	The Lessor wishes to let the Leased Premises to the Lessee under an unprotected tenancy;

Whereas	The Lessee wishes to lease the Leased Premises from the Lessor in order to use it for the purpose set out below in this contract;

Whereas	The parties wish to define and regulate their mutual relations as provided in this contract below;

Now therefore the parties agree and stipulate as follows:

1.	Preamble and appendices

The permeable to this contract and the declarations included therein and the appendices to this contract constitute an integral part thereof. Any reference to any section in this contract also includes reference to all subsections of that section.

2.	Definitions

In this agreement, the following terms shall have the meanings set forth below:

“The Land”:	Parcel 47 in block 6592 which is owned by the Lessor and is located at 8 Aba Even St. (old number -22), Herzliya Pituach. Abstract of title from the Land Registry Bureau is attached as Appendix C to this contract.

“The Building”:	A building designated for high-tech industries and for any other lawful purpose and which includes, among other things, 4 floors of offices that are built above one floor of commercial spaces, one floor of commercial area as well as storage spaces and porches, areas for public use and the car park. The building is located at 8 Aba Even St. Herzliya Pituach and is known by the name “Te’Omei Shderot Hagalim.”

“The Car Park” or “the Car Parks”:	3 levels of underground car park under the building and an upper parking area on the ground level.

“The Leased Premises”:	An overall gross area of 350 square meters which is included in the area marked in red on the drawing (Appendix A to this contract). The following were taken into account in the calculation of the area of the Leased Premises: the gross floor area of the Leased Premises, including any protrusion, pillar, internal space, partition and/or internal wall, stairs, stairwell, elevators, lobby, safe room and/or protected room, elevator shafts and elevators’ waiting rooms etc., which are located, if any, within the area that is marked in red as mentioned above, and includes the floor area underneath the external and internal walls of the Leased Premises even if they are joint walls of the Leased Premises and/or other leased premises, with the addition of 4% (four out of a hundred) in respect of the areas that are not designated for sale or lease in the entrance floors – lobby, entrance to the building, various shafts, communal areas, etc. The area of the Leased Premises as determined above, shall be considered as the agreed area of the Leased Premises for all intents and purposes.

“The Bank”:	Discount Bank Ltd.

“Index”:	The Consumer Price Index (the general index), which includes vegetables and fruit, and is published by Israel Central Bureau of Statistics. If the publication of this index by the Israel Central Bureau of Statistics is discontinued an identical or similar index will replace it which will be published by the Israel Central Bureau of Statistics or by Poalim Trust Services.

“Base Index”:	The index in respect of May 2013, 101.00 point (average 2012)

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“Linked,” “Linkage Differences,” “Linked Values” and and similar term:	Calculation in accordance with the method known as the last known index, where at the time of the relevant calculation or at the time of paying the relevant payment, as the case may be, the relevant principal amount shall be multiplied by the ratio between the last Index that was published before the calculation was carried out or before the relevant payment was made (hereinafter – “the New Index”) and the base index. If the New Index has increased compared to the Based Index, the Lessee shall pay the payment to the Lessor or the relevant calculation will be carried out after it had been proportionally increased by the ratio of increase of the New Index compared to the Base Index. However, if the New Index will be identical to the Base Index or lower than the Base Index, then the Lessee shall pay the relevant payment to the Lessor or the relevant calculation will be carried out according to the Base Index and the price will not be adjusted. For the avoidance of doubt, it is hereby clarified that a decrease of the Index which is not a decrease in relation to the Based Index shall be taken into account.

“Period of Lease”:	As defined in section 7 and unless expressly stated otherwise – both the initial lease period and all additional lease periods, if any.

“The Site Engineer”:	Engineers Avi Shvartzbard or whoever is appointed to this role by the Lessor.

“Year” and “Month”:	According to the calendar.

“The Contract”:	This tenancy contract.

3.	The Tenancy

The Lessor hereby undertakes to let the Leased Premises to the Lessee, and the Less hereby leases the Leased Premises from the Lessor pursuant to the terms of this Tenancy contract.

4.	The parties’ declarations

4.1	The Lessor hereby declares that it is the owner of the building’s ownership rights, that the building was built in accordance with the building permit that was lawfully issued to the building, that the building was granted an occupancy permit and a building completion certificate that are attached hereby as Appendix I, that it is allowed to enter into this contract and that it is not precluded under any law or contract from entering into this contract.

4.2	The Lessor declares that to the best of its knowledge, the building, including the Lease Premises in their condition AS-IS and all of its systems, including electricity, plumbing and air condition are in order and have no defects.

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4.3	The Lessee declares that it viewed and thoroughly inspected the City Building Plan, the drawing, the Building and the Leased Premises at its current condition (i.e. AS-IS), the surrounding of the Building and the details of the Leased Premises and has read all appendices of the contract and found that all of the above suits its demands and needs to its full satisfaction in every respect and that subject to the correctness of the Lessor's statements set out in this contract, it hereby waives any claim concerning unsuitability, within its meaning in the Rental and Borrowing Law 5761-1971 (hereinafter – “the Rental Law”) and/or within its meaning in any other law concerning this matter.

It was clarified to the Lessee that concerning the uses that are lawfully allowed in the Leased Premises it should not rely on the representatives of the Lessor, and that it should peruse the provisions of the abovementioned documents and see for itself that all uses it will make of the Leased Premises are correspond with the uses allowed by law.

4.4	The Lessee declares that it is aware that on the date of signing the Contract, one (1) antenna is position at the southern front on the roof of wing B of the Buildings and that it is aware that the Lessor reserves the right to install antennae and cellular communication devices and other communication devices in certain places within the building and that it shall have no financial or other claim, suit or grievance against the Lessor and/or the management company and/or anyone acting on their behalf in connection with the positioning and/or operation and/or activation of those antennae.

4.5	The Lessee undertakes to allow the Lessor to enter to Leased Premises in order to show it to other potential lessees, provided that is coordinated in advance and will only take place during the last six months of the Lease Period.

4.6	The Lessee declares that it is allowed to enter into this contract and that it is not precluded under any law or contract from entering into this contract

5.	Delivery of the Leased Premises

5.1	The Lessor undertakes to deliver possession in the Leased Premises to the Lessee on July 1, 2013 (hereinafter – “Delivery Date”) AS-IS in terms of division of the areas on Delivery Date and includes the adaptation works listed in Appendix J (hereinafter – “the Adaptation Works”), free of any person or object. The Lessee is aware that some of the said Adaptation Works will be completed within 14 days from Delivery Date.

Delivery of possession in the Leased Premises to the Lessee is subject to the Lessee’s fulfilling all its obligations towards the Lessor through that date, including, but not only, the full payment of the lease fees, the parking subscription fees and the management fees with the addition of VAT and the provision of all securities listed in section 20 below.

5.2	Subject to the Lessee’s rights to make reasonable use of the Leased Premises as set out in this Contract, the Lessee approves that it is aware of the possibility that on and after Delivery Date works may continue in other areas and/or other floors and/or other parts of the Building and that this work may cause noise and/or dirt and/or other similar nuisances which result from such activity (hereinafter jointly – “the Hazards”). The Lessee waives any claim and suit in connection with the Hazards against the Lessor and/or other Lessees or users of the areas in the building and/or any entity acting on their behalf.

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6.	“The Purpose of the Tenancy”

6.1	The Lessee leases the Leased Premises in order to run an office of the development, marketing and sale of software products to the Israeli and international markets in the field of information security and for that purpose alone (hereinafter – “the Purpose of the Tenancy”).

6.2	The Lessee declares and undertakes that it is aware that other business (including commerce and restaurants) and other offices are active and will be active in the Building and it declare that it will not have any claim in connection therewith or in connection with other nuisances relating to their activity, provided that they will not injure the Lessee’s right to make reasonable use of the Leased Premises. The Lessor, on its part, undertakes to make any reasonable effort to prevent such nuisances. The Lessee undertakes not to act in the Leased Premises and/or in the Building in a manner that will disturb and/or constitute a nuisance and/or disrupt the work of the other lessees in the Building, including their clients and employees.

The Lessee declares and undertakes that it will have no objection for the operation of some or all of the other businesses and offices in the Building on dates and times they deem fit, and that it will have no claim in connection therewith, provided that this will not prejudice the Lessee’s right to make reasonable use of the Leased Premises.

6.3	For the avoidance of doubt, it is hereby agreed and clarified that the Lessee alone shall bear the responsibility for obtaining all permits required by law, if any, for the running of its business in the Leased Premises.

The Lessee undertakes to comply with all the conditions required for the purpose of obtaining such permits, to run its business in compliance with the conditions of those permits and to ensure that those permits are valid throughout the whole Lease Period. The Lessee also undertakes not to make any exceptional use of the Leased Premises and not to run within the Leased Premises businesses, the running of which is not permitted by any applicable law or by any law that will apply in the future.

At the request of the Lessee, the Lessor shall sign permit applications that will be prepared and filed by the Lessee pursuant to the provisions of this Contract at the Lessee’s own expense and under its responsibility; where required, the Lessor shall also provide the Lessee with documents that are required for the purpose of obtaining such permits, provided that the Lessor shall bear no financial or other obligation and provided that the Lessee will bear all responsibility and expenses relating to such requirements, if any, for the purpose of approval of the applications for such permits. It should be clarified that the Lessor shall bear no responsibility for the rejection of the Lessee’s applications for permits by the relevant authorities.

6.4	Any change or expansion of the Purpose of the Tenancy and/or any change that the Lessee wishes to make to the normal practices of the Building and which may have implications for other tenants of the Building, shall require the written consent – in advance – of the Lessor; the Lessor does not undertake to approve such change or expansion and is not required to provide reasons for its decision.

6.5	The Lessee is aware that the Lessor may, if it chooses to do so, grant singularity and/or exclusivity to certain business in the building and/or prevent the operations of certain businesses and may also create a certain business balance to the best of its understanding and at its sole discretion as to the type of businesses that will operate in the Building, without derogating from the Lessee’s rights pursuant to this Contract.

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The Lessee also declares that it was not granted and/or promised any such singularity and/or exclusivity in connection with the Leased Premises and the business that will be run therein and that it waives any claim in connection therewith.

7.	The Lease Period

7.1	The Lease Period pursuant to this Contract shall be 24 months (twenty-four months) and shall began on 1.7.2013 (hereinafter – “the Beginning of the First Lease Period”) and end on 30.6.2015 (hereinafter – “the First Lease Period”).

7.2	If the Lessee meets all its obligations pursuant to the Contract, including, but not only, the full and timely payment of all Lease Fees, Management Fees, Parking Fees and all mandatory payments pursuant to this Contract, it will have the right and the Lessor shall be liable to extend the First Lease Period by an additional lease period of 24 months, as from 1.7.2015 (hereinafter – “the Beginning of the Second Lease Period,” and “the Second Lease Period,” respectively), provided that the Lessee has given the Lessor an unconditional and unqualified written notice of its wish to extend the First Lease Period and such notice will be received by the Lessor at least 6 (six) months before the end of the First Lease Period.

8.	The Lease Fees

The Lessee shall pay the Lessor Lease Fees for the entire First Lease Period and the Second Lease Period, as the case may be, pursuant to the following provisions:

8.1	During the entire First Lease Period, the Lessee shall pay the Lessor monthly Lease Fees of NIS 67 (sixty-seven New Israeli Shekels), in respect of each square meter of the Leased Premises, as defined in this contract, with the addition of linkage differences to the Index and with the addition of VAT as described below (hereinafter – “The Lease Fees in the First Lease Period”).

8.2	If the Lessee extend the First Lease Period pursuant to the provisions of section 7.2 above, the Lease Fees in the Second Lease Period shall amount to the Lease Fees in the last month of the First Lease Period plus 6%, with the addition of linkage differences to the Index and with the addition of VAT as described below (hereinafter – “the Lease Fees in the Second Lease Period”).

(The Lease Fees in the Second Lease Period and the Lease Fees in the Second Lease Period shall be named hereinafter – “the Lease Fees”).

8.3	The Lease Fees shall be linked to the Index and in any case the Lease Fees shall not be less than the Lease Fees in the First Lease Period (NIS 67 per month per each square meter of the Leased Premises).

8.4	The Lease Fees shall be paid on the first business day of each calendar month in respect of which Lease Fees are payable. “Business Day” means any day between Sunday to Thursday on which the banks in Israel are open between 08:30 to 11:00.

8.5	The Lease Fees, the Management Fees, the Parking Subscription Fees and the VAT in respect thereof shall be paid to the Lessor in advance for each 3 (three) months of lease throughout the whole First and Second Lease Period.

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On the date of signing this Contract the Lessee shall pay to the Lessor the Lease Fees, the Management Fees and the Parking Subscription Fees in respect of 3 months of lease with the addition of VAT and/or any tax that will replace it and/or any tax levied by law on the lessee of assets, at the rate applicable from time to time by law; such tax shall apply to the Lessee and shall be paid by it, together with any payment on account of these payments, against a tax invoice that will be issued by the Lessor pursuant to the law within 7 days of the date of the payment.

Any payment on account of the Lease Fees and the Parking Fees pursuant to this Contract shall be made by direct bank transfer to the Lessor’s account with Bank Discount (11) Rabin Square branch (085), account number 395250, drafted in the name of Herzeliya Center Building and Investments (M.H.B.H) Ltd. and Shvartzbard Assets and Investments Ltd. On the date of signing this Contract, Herzeliya Center Building and Investments (M.H.B.H) Ltd. and Shvartzbard Assets and Investments Ltd. shall provide to the Lessee a tax withholding certificate. Approval to the effect that the funds as above were transferred will be sent by fax to the offices of the Lessor immediately upon making the transfers.

8.6	The Lessee undertakes to unconditionally pay the Lease Fees, the Management Fees and the Parking Fees throughout the Lease Period, regardless of whether it used the Leased Premises or not, provided that it was not prevented from making reasonable use of the Leased Premises as a result of an action and/or omission of the Lessor and/or the Management Company and provided that the Lessor did not fundamentally breached its obligations pursuant to the Contract.

9.	Additional payments

9.1	In addition to the Lease Fees, the Lessee shall pay, throughout the entire Lease Periods, all payments, levies, municipal taxes, taxes and municipal or governmental or other mandatory payments of any type whatsoever, including any fee, licensing fees and licenses of any type whatsoever, which are levied and apply to holders and/or lessees and/or users of the assets and which concern the running and/or use and/or holding of the Leased Premises. The Lessor shall pay all taxes that apply to owners of assets. Any taxes or levies that will be imposed in the future in connection with the Leased Premises, with the operation and holding of those premises or in connection with the Lease Fees, and which do not exist on the date of signing this Contract, shall apply, once enacted, to the party on which such taxes or levies will be imposed under the new law.

9.2	Without derogating from the generality of the above, the Lessee shall bear throughout all Lease Periods all payments in respect of telephone, business tax, signage tax, or any other expenses relating to the use and running of the Leased Premises.

9.3	The Lessee is aware that electricity is supplied to the floor from a single and joint meter of the Israel Electricity Corp and that the fuse box is a joint box that is separated into areas, such that the measurement of the actual electricity consumption by the Leased Premises is carried out through a private electricity meter and separately from the other areas of the floor. For the avoidance of doubt, it is hereby agreed that the Lessee shall pay its share in the electricity bill based on a reading of a sub-meter that will be installed by the Lessor for the Leased Premises. The Lessee shall also bear its shall in the fixed costs arising from the general electricity bill for the whole floor, based on its proportionate share of its electricity consumption out of the total electricity consumption of the whole floor.

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Without derogating from the generality of the above, the Lessee shall bear throughout the Lease Periods any charges in respect of supply of water, electricity as well as municipal taxes applicable for the use of the Leased Premises. The said payments will be made by the Lessee within 5 business day from the date on which a copy of the bills was delivered to the Lessee. The payments will be paid to the entity determined by the Lessor against a tax invoice as required by law, which will be provided within 7 days from the date of payment.

9.4	The Lessee shall bear throughout the entire Lease Periods any payments payable in respect of the maintenance and management of the Building as set out in the provisions of section 10 below, and in respect of the use of the Car Parks pursuant to the provisions of section 11 below.

Close after the commencement of the lease, the Lessee undertakes, should the Lessor instruct it to do so, to change the name of account holder in its name in the water and/or telephone and/or electricity and or municipal taxes accounts and/or any other account relating to a payment and/or tax applicable to the running and/or usage and/or maintenance of the Leased Premises. At the end of the Lease Period, the Lessor will reinstate itself as the account holder in the abovementioned accounts.

It is hereby clarified that if any of the said payments are not made directly to the various entities, the Lessor shall provide written approval close to the date of payment, to the effect that the payments were transferred to the relevant entities.

10.	Management of the Building

The Lessor will ensure that from time to time a corporation is be set up or appointed that will engage in the management and maintenance of the Building (hereinafter – “the Management Company”). So long as no such corporation is set up or appointed that will be engaged in the management and maintenance of the Building, or so long as such corporation has not started to engage in the management and maintenance of the Building or if its such appointment ends, the Lessor shall serve as the Management Company for purposes of this Contract and as such it undertakes to provide all the services set out below, which the Management Company is supposed to provide.

The Management Company shall set in place the arrangements and procedures relating to the management and maintenance of the Building and will set out regulations as described in section 10.4 of this Contract, which will apply to all lessees and users of the buildings; the Management Company will monitor compliance with those regulations, all provided that those regulations will not prejudice the Lessee’s rights pursuant to this Contract.

The Management Company will provide by itself, or through subcontractors, management, maintenance and inspection services to the Building, including cleaning and lighting of the Building’s internal and external public areas, air-conditioning of the internal public areas, gardening of the public areas, maintenance, inspection, security, repairs of the electricity, lighting, air-conditioning and elevators systems and all other systems and installations that are used or designed to be used by all or some of the Building’s users, installation, use and maintenance of various facilities for the use and welfare of all lessees and/or visitors in the buildings, signage (only public and external), insurance of the Building’s assets (excluding the contents of the leased premises), third party insurances in connection with the public areas, other insurances, payment of municipal and governmental taxes that apply to the public areas and maintenance and operation of the Car Parks (hereinafter – “the Services”).

Some or all of the services, as decided at the discretion of the Management Company, shall be provided by the Management Company at the frequency and standards appropriate for a modern building of the type of the Building.

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10.1	The Management Company shall have access to the Leased Premises, by prior arrangement, for the purpose of carrying out in the Leased Premises any work that will be required in order to provide the services, provided that the date on which such work will be carried out will be coordinated with the Lessee and provided that the work will be carried out in such a manner that will cause the minimal possible disruption to the management of the Lessee’s business in the Leased Premises and provided that once the work is completed the Leased Premises will be restored to their previous state to the extent possible. The Management Company will endeavor to carry out the maintenance work in the Leased Premises when the Leased Premises are closed to the public, subject to the potential need to carry out urgent repairs.

10.2	The Management Company shall employ employees, subcontractors, advisors, accountants, lawyers, etc. as it deems fit for the purpose of carrying out its role.

10.3	The Lessee shall pay Management Fees to the Management Company as set out in the Management Contract.

10.4	The management Company will be allowed, but not obliged, to set out, at its own discretion, regulations and/or procedures and/or instructions regarding the use of the Building, including, but not only, regarding any matter relating to entry and exist arrangements, security arrangements, access to the public and vehicular access, prevention of nuisances and various disruptions at its own discretion, the use of the Car Park and the public areas, the activation of the air-conditioning systems, heating and/or cooling systems in the Building’s public areas and/or in the leased premises themselves, signage, display of notices or signs, etc. The Lessee undertakes that it and anyone acting on its behalf shall fully comply with the regulations and/or procedures and/or instructions that will be set out by the Management Company as mentioned above, all subject to the Lessee’s rights pursuant to this Contract. The Lessee is aware and gives its consent to display of signs in the Building, provided that such signs will be displayed in a manner that will not conceal the Leased Premises or the Leased Premises’ signage.

10.5	The Management Company will be allowed, at its own discretion, to provide special services to any of the lessees and/or users of the Building, in which case that said lessee or user will bear alone the cost of those services, if any.

10.6	The Lessee’s refusal and/or unwillingness to receive any services and/or his wish to discontinue the provision of some or all of the services shall not release the Lessee from its obligations pursuant to this section 10, including from full and timely payment of the Management Fees.

10.7	Subject to the Lessee’s rights pursuant to this Contract, the Lessee’s signing this Contract constitutes a direct obligation towards the Management Company as far as the Management Company is concerned as well as an obligation of the Lessee toward the Lessor to fulfill all its undertakings towards the Management Company pursuant to this Contract and pursuant to the Management Contract. The Lessee shall sign a Management Contract with the Management Company in accordance with the wording attached as Appendix B and which constitutes an integral part thereof.

Also attached as Appendix D to this Contract is a management specification.

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10.8	The Management Company shall bear no liability to any damages or losses caused to the Lessee as a result of a fault and/or defect and/or discontinuation and/or delay in the provision of any of the services in the Building and/or any of the other services that will be provided by the Management Company, if any, if this happens as a result of reasons that do not depend on the Management Company and/or that are not under the Control of the Management Company, provided that the Management Company acted vigorously to rectify the fault, defect or delay immediately when it was possible to do so.

With regard to the concierge and reception services in the building, it is clarified that the Management Company shall not be considered as a “watchman” of any type whatsoever in connection with the Leased Premises and/or its contents and/or any area within the Building and/or in public areas and/or in connection with the Watchmen Law 5727-1967 – and/or the liability pursuant to that law and/or another similar law, regardless of whether this liability is contractual, tort or other liability.

11.	Car Parks

11.1	The Lessee is aware that the Building has indoor or outdoor parking areas (hereinafter – “the Car Parks”).

11.2	The Lessee will be allowed, at its own discretion, to decide to operate the Car Parks, from time to time, as paid car parks, whether by itself or through others, to lease or let the Car Parks to subcontractors for the purpose of operating them as paid car parks and/or to set for the Car Parks arrangements for use, operation, parking, entry and exit and operating hours and to change all of the above from time to time, provided that the rights of the Lessee pursuant to this Contract and its appendices are maintained.

11.3	The Car Parks shall be operated as paid car parks and the Lessor and/or the Management Company and/or the operator of the Car Park (hereinafter – “the Operator of the Car Park”) shall be entitled to set from time to time the parking tariffs from car park users who are not subscribers as well as the procedures for operation of the Car Parks.

11.4	The Lessee undertakes to comply with any such decision and with all arrangements and procedures set in place by the Operator of the Car Parks with regard to this matter; the Lessee also undertakes to use the Car Park in a manner that will not disturb other users, to follow the instructions of the Operator of the Car Park, to obey signage and markings in the Car Parks, not to obstruct passageways, to park only in spaces and areas designated for parking and not to cause damage to the Car Parks and their equipment.

11.5	The provisions of this section constitute direct undertakings towards the Lessor and/or the Management Company and/or any other person or entity that will operate the Car Parks from time to time, as the case may be.

11.6	The Parking Contract is attached as Appendix E to this Contracts and set out the rights of the parties in connection with the Car Park and parking spaces.

11.7	The Lessee is aware that the use of the Car Parks pursuant to the provisions of the Parking Contract or pursuant to any other provisions is solely for the purpose of parking vehicles, and the provisions of section 6 of the Parking Contract shall apply regarding liability to damages.

11.8	For the avoidance of doubt, it is hereby clarified that the expenses relating to the maintenance and operation of the Car Park are not included in the management expenses and the Lessee shall not pay Management Fees in respect of those expenses.

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11a.	Storerooms

11a.1	The Lessee is aware that the Building will include storage areas (hereinafter – “the Storage Areas”).

11a.2	The Lessor is allowed, at its own discretion, to determine arrangements for using the Storage Areas.

11a.3	The Lessee undertakes to comply with any rule and/or arrangement and/or procedure put in place by the Lessor and/or the Management Company, to obey signage and markings put in place in the Storage Areas, not to obstruct passageways and not to cause any damage to the Storage Areas, the Car Park and to their equipment.

11a.4	The provisions of this section constitute direct undertakings towards the Lessor and/or the Management Company.

11a.5	It is hereby clarified that the Lease Fees, the Management Fees and the Parking Fees do not include payment in respect of the use of the Storerooms, and the Lessee declares that its being a lessee does not confer upon it or upon anyone on his behalf a right to use the Storerooms. In order to use the Storerooms, the Lessee will be required to sign a separate contract with the Lessor and/or with the Management Company.

11a.6	The Lessee is aware that the right to use the Storerooms under the contract for the use of storerooms is only a right to use the storerooms as allowed by law.

11a.7	It is hereby agreed that during the First Lease Period, the monthly Lease Fees in respect of the lease of a storeroom at the basement of the building, should such a warehouse be leased, shall amount to NIS 45 per squarer meter with the addition of management fees of NIS 12 per square meter, excluding municipal taxes, water and electricity, all with the addition of linkage difference and VAT as required by law. During the Second Lease Period, should it be exercised, the Lease Fees shall be equal to the Lease Fees in the last 3 months of lease in the First Lease Period with the addition of 6%, all with the addition of linkage differences and VAT as required by law.

12.	Liability and indemnification

The Lessee will be liable by law to any bodily harm and/or damage caused to property and to any tort that will occur – all in connection with the holding of the Leased Premises and/or the use to be made of the Leased Premises, all on condition that the damage was not caused willfully and/or intentionally and/or negligently and/or by omission by the Lessor and/or the Management Company and/or anyone acting on their behalf.

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The Lessee exempts the Lessor from any liability to damages caused to property within the Leased Premises (regardless of whether the property belongs to the Lessee or to others – including a vehicle that entered the Car Park) and to any indirect or consequential damage (loss of profit, loss of reputation, etc.) if such damage is cased during the Lease Period, provided that the damage was not caused willfully and/or intentionally and/or negligently and/or by omission by the Lessor and/or the Management Company and/or anyone acting on their behalf.

The Lessor shall not bear any liability in respect of any bodily harm caused to the Lessee itself, its employees, clients, visitors, or any other person who arrived to the Building at the instruction of the Lessee or for any purpose related to the Lessee and/or to the Leased Premises and which will be caused in the Leased Premises, when moving to or from the Leased Premises or in the Building or in its near surroundings during the Period of Lease, except in cases where Lessee and/or the Management Company and/or anyone on its behalf caused the damage willfully and/or intentionally and or by omission.

The Lessee shall indemnify the Lessor and/or the Management Company in respect of any damage and/or claim and/or charge that the Lessor and/or the Management Company shall be required to pay pursuant to any peremptory rule in connection with any damage and/or tort that will occur in the Leased Premises and/or in connection with and/or which arises from holding the Leased Premises and/or in connection with the use to be made of the Leased Premises which is under the responsibility of the Lessee pursuant to this Contract and/or according to the law, all immediately upon receipt of the first written demand from the Lessor, provided that the Lessor undertakes to issue the Lessee with a notice of any such damage and/or claim immediately upon receipt thereof and will enable the Lessee to defend itself against any such claim and will collaborate with the Lessee in defending itself.

13.	Insurance

The provisions of the insurance appendix which is attached to this Contract as Appendix H and which constitutes an integral part thereof shall apply to the parties (hereinafter – “the Insurance Appendix”).

14.	Permits in respect of the Leased Premises

The Lessor declares that the Building was built in accordance with the building permit that was issued to the Building and that it has Form 4 for the building as well building completion certificate which are attached as Appendix I to the Tenancy Agreement.

The Lessee alone shall be responsible for obtaining any licenses required by law for the running of its business in the Leased Premises and for ensuring that those licenses are valid. If the management of the Lessee’s business in the Leased Premises require the obtaining of a business license and/or any other permit, then the Lessee undertakes to obtain and receive the required permits at its own expense.

The Lessor undertakes to sign, at the request of the Lessee, on any document and/or application that may be required for the purpose of obtaining the business license and/or any other permit that is required by law for the running of the business.

The Lessee undertakes to run its business and to comply with all requirements set out in the Business Licensing Law 5728-1968 (hereinafter – “the Law”) and to obtain any license and permit that may be required pursuant to the Law for the purpose of running its business in the Leased Premises in accordance with the Purpose of the Tenancy.

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14.1	The Lessee shall be solely responsible for any case in which offences are committed or laws are breached in connection with the use and/or management and/or maintenance of the Leased Premises by the Lessee and/or by anyone acting on its behalf.

14.2	The Lessee itself shall bear any fine or penalty that will be imposed in respect of the management of the business and/or the use of the Leased Premises by the Lessee and/or its employees and/or its agents and/or its clients without obtaining a permit or while in breach of the permit, regardless of whether the fine or penalty is imposed on the Lessor, the Management Company or the Lessee.

Nothing in the aforesaid shall constitute as a permit granted by the Lessor to the Lessee to use the Leased Premises and/or run businesses therein without obtaining a permit and/or while breaching a permit.

15.	Maintenance and management of the Leased Premises

15.1	The Lessee undertakes to run its business int the Leased Premises in accordance with the provision of any law applicable to the matter and without causing any nuisance and/or inconvenience to any of the Building’s tenants, including, but not only, noise, smells, pollution; the Lessee also undertakes not to cause nuisances to the holders and users of other parts of the Building and its surroundings and not to disturb other holders of premises in breach of the law.

15.2	The Lessee shall run its business in the Leased Premises in compliance with all the procedures and instructions that will be set by the Management Company and the provisions of section 10 above and all its subsections.

15.3	The Lessee undertakes to maintain the Leased Premises in good order throughout the Lease Period and it will fix without delay and at its own expense any damage, fault or defect that are revealed therein if those are not caused from reasonable wear and tear and/or from defective building or use of defective materials by the Lessor and subject to the Lessee being liable to them pursuant to this Tenancy Agreement and pursuant to the law. Furthermore, repair of fault, damage, or defect arising from defective building or from use of defective materials shall be carried out by the Lessor. If the Lessee shall not do so within fourteen (14) days from the date on which the Lessor issued notice to that effect, the Lessor and/or the Management Company shall have the right to enter the Leased Premises and do the repair instead of the Lessee and the provisions of section 22 to the Contract shall apply.

The Lessor undertakes to carry out in the Leased Premises repairs of damages and/or defects in the Leased Premises that were caused as a result of wear and tear, provided that they were not caused by the Lessee. It is clarified that if the damage and/or defect shall prevent making reasonable use of the Leased Premises, then the Lessor undertakes to carry out the repairs without delay.

15.4	The Lessee shall return possession in the Leased Premises to the Lessor at the end of the Lease Period, or upon the termination thereof due to the cancellation of this Tenancy Contract, with the walls of the Leased Premises, which were painted as part of the adaptation work are repainted at the expense of the Lessee, in a shade that is identical to the existing shade and in the same condition it received it. Until the vacation of the Leased Premises, the Lessee shall remove from the Leased Premises, at its own expense, any object and any addition that it installed therein and shall restore the Leased Premises to its former state. Facilities and infrastructures, including any electro mechanic facility or system, which was installed by the Lessee in the Leased Premises, shall stay in the Leased Premises and shall become the property of the Lessor without any consideration.

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15.5	Should they wish to do so, the Lessor and/or the Management Company will be allowed, by prior arrangement with the Lessee and while being accompanies by a representative of the Lessee, to enter into the Leased Premises from time to time and on reasonable dates in order to verify the compliance with the provisions of this Tenancy Contract and/or for the purpose of presenting the Leased Premises to potential lessees and/or for the purpose of carrying out work and repair that must be carried out in the Leased Premises, provided that they minimize as much as possible the disruption caused to the Lessee. The Lessee is aware that the Lessor and/or representative of the Management Company may enter into the Leased Property from time to time in order to carry out current maintenance jobs to the Leased Premises and/or a public system/roof/porch, etc. which can be accessed from the Leased Premises and the Lessee gives its permission to that in advance, subject to prior arrangement, except for emergencies, in which the Leased Premises may be accessed without prior arrangement. The Lessee shall deposit with the Management Company a key for the Leased Premises, which will be held at the safe of the Management Company and will be used by the employees of the Management Company to enter the Leased Premises only in case of emergencies such as fire, flooding, etc. The Lessee shall provide to the Management Company a list of office holders with their phone number so that they can be contacted in case of emergency and will update the list as and when needed.

15.6	The Lessee shall not post or display signs or notices on the external walls of the Leased Premises or the Building without first obtaining the written consent of the Lessor and/or the Management Company.

Signs will be displayed in the Leased Premises shall only subject to the terms of the Signage Appendix, Appendix G, which is attached to this Tenancy Agreement and constitutes an integral part thereof and subject to prior approval by the Management Company and pursuant to rules set out by it for that purpose and subject to the Lessee’s obtaining all permits required by law to display the signs and will bear any applicable fees or levies.

Displaying the name of the Lessee on signs outside the Building in the lobby of the offices floor and in the entrance lobby shall be carried out by the Lessor in accordance with the Building’s signage procedures and practices as set by the Management Company and at the expense of the Lessee.

The Lessee shall not have the right to use the protected space that belongs to the floor except for emergencies pursuant to the Civil Defense provisions. During emergency periods as per the Civil Defense provisions, the Management Company shall allow the Lessee to use the protected space together with other tenants occupying the floor and/or the Building.

The Lessee undertakes not to use the protected space for any purpose, not to install any facilities therein, not to store any objects therein and not to make any changes and/or additions therein.

If the Lessee does not act in accordance with the provisions of this Contract and/or the Civil Defense provisions and/or the provisions of any other competent authority, the Management Company shall have the right to enter into the protected space and to act therein in accordance with its discretion and/or in accordance with the provisions of the competent authorities.

It is hereby agreed that the provisions of this section 15 and its subsections shall be considered as principal and fundamental provisions of this Contract.

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16.	Additions and changes

The Lessee shall not be allowed to make any external or internal changes or additions in the Leased Premises, without first obtaining the Lessor’s consent in writing and subject to the conditions set by the Lessor (hereinafter – “Changes and Additions”).

Without derogating from the aforementioned if and when the Lessee makes changes and/or additions to the Leased Premises and/or installs any infrastructures and/or electro mechanic systems, which are fixed to the Leased Premised and which the Lessor agreed to their installation in writing pursuant to the provisions of this Contract, the Lessee will not be allowed to dismantle them and remove them and the changes, additions and installations shall become the property of the Lessor and the Lessee shall have not claim and/or demand against the Lessor in respect of the changes and the additions and/or in respect of its investment therein.

17.	Transfer of rights

17.1	The Lessee will not have the right to assign some or all of its rights in connection with this Contract. The prohibition on transfer of the Lessee’s rights shall not apply in the following cases:

(a)	Assignment of rights to a subsidiary and/or a related company and/or sister company of the Lessee, as these terms are defined in the Securities’ Law, 5728-1968;

(b)	In the case of merger and/or acquisition of other equity transaction that will be carried out by the Lessee, as a result of which control in the Lessee shall be transferred to a third party.

(c)	Despite the above, the Lessee may give a sublessee the right to use part of the Leased Premises, provided that all liabilities pursuant to this Tenancy Contract shall lie solely with the Lessee and that the Lessee continues to work in most of the Leased Premises.

17.2	The Lessee shall be allowed to pledge all or some of its rights in the land and/or the Building and/or the Leased Premises or any part thereof and/or its rights pursuant to this Contract or to use them as collateral and/or transfer and/or assign them, provided that this will not prejudice the Lessee’s rights pursuant to this Contract. The Lessee undertakes to cooperate and sign any document that the Lessor requires it to sign to approve and/or carry out the provisions of this section.

18.	Reliefs and remedies

If a party to this Contract breaches any of its provisions, the injured party shall be entitled to all remedies set out in the Contracts Law (Remedies for Breach of Contract) 5731-1970, even in cases where this Contract provides a specific relief or remedy for such brief, this without derogating from the provisions of this Contract or the provisions of any law.

18.1	If any breach of any provision of the provisions listed below is not rectified within 14 (fourteen) days after a written notice of the breach was sent shall be considered to be a fundamental breach of this Contract.

18.1.1	Any breach of the provisions of sections 5,6,7,8,9,10,15.3, 15.5, 15.6, 16, 19 of this Contract, including all subsections of those sections.

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18.1.2	Delay of any payment which is payable by the Lessee pursuant to the provisions of section 6,9,10 of this Contract (including all subsections thereof) which is longer than seven (7) days regarding any delay and/or more than three (3) cumulative delays in any payments which are payable by the Lessee over the course of one year of the lease.

18.2	The Lessor shall be entitled to cancel this Contract, regardless of any provision of the Contract relating to the Period of the Lease, and to demand from the Lessee to vacate the Leased Premises immediately by giving it a ten-day (10) advance notice in writing, provided that the breach was not rectified by the Lessee within those said 10 days (hereinafter – “the Cancellation Notice”) and restore its possession of the Leased Premises as set out in sections 15.4, 16 and 18 in each of the following cases:

18.2.1	Breach of any of the provisions of this Contract by the Lessee where the breach is not a fundamental breach, but it was not rectified by the Lessee within 15 days from the date on which a written notice regarding the breach was issued to the Lessee.

18.2.2	An application was filed to a competent Court to liquidate the Lessee or to appoint a trustee, a liquidator, a temporary liquidator, a pre-liquidator, receiver to a material portion of its assets and an order is issued pursuant to the application and that order was not cancelled within 60 days from the date on which it was issued by the Court and/or if the Lessee filed an application for its liquidation or for the drawing out of a creditors arrangement.

18.2.3	Some or all of the securities provided to secure the fulfillment of the provisions of this Contract expired and were not renewed by the Lessee or were cancelled or were declared as void or null by the competent court for any reason whatsoever.

The following provisions shall apply if a Cancellation Notice was issued:

18.2.4	The Lessee will reimburse the Lessor and the Management Company in respect of all the expenses, damages and losses caused to them due to breach of the Contract by the Lessee; such reimbursement shall take place immediately upon the Lessee’s receiving the first demand for reimbursement.

18.2.5	Any delay in payment on behalf of the Lessee shall bear delinquent interest at the rate charged by the bank for overdrafts on that date in respect of the period of arears, or as selected by the Lessee, linkage differences to the last known index plus interest at the rate charged by the bank for delinquency in repayment of Index-linked loans at that time – to be calculated for the period as from the date on which payment was supposed to be made through the date of actual payment; this will not derogate from the Lessee’s right to receive higher compensation or any other relief.

Written confirmation regarding the said interest rate, issued by one of the managers of the bank’s branches, shall constitute evidence for the said interest rate.

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19.	Vacation of the Leased Premises and beneficial ownership

The Lessee undertakes to vacate the Leased Premises at the earlier of the end of the Lease Period or the lawful cancellation of this Contract, as the case may be, and to return the Leased Premises to the exclusive possession of the Lessor with the Leased Premises being in good and tenable condition subject to reasonable wear and tear and after they were repainted and cleaned (including the parquet floor).

The Lessee shall pay the Lessor a fixed compensation that was assessed and agreed in advance in respect of each day of delay in the vacation of the Leased Premises under the terms set in sections 15 and 16 above upon the end of the Lease Period and/or upon the lawful cancellation of this Contract. The Compensation shall be equal to the Lease Fees payable to the Lessor in respect of the last month of lease divided by 10, all subject to the linkage provision set out in this Contract.

The parties hereby declare that the said amount constitutes an agreed and appropriate compensation for the damage that the parties believe will be a reasonable result of a delay of the vacation of the Leased Premises as described above.

In any case where the Leased Premises are not vacated on time by the Lessee at the end of the Lease Period or upon the cancellation of this Tenancy Contract, the Lessor shall be entitled, without derogating from its right to any other relief, to all the expenses it or anyone on its behalf incurs as part of such actions and the provisions of section 22 below shall apply.

20.	Securities

To secure the fulfillment of all its obligations pursuant to this Tenancy Contract both towards the Lessor and towards the Management Company, the Lessee shall provide to the Lessor, on the date of signing this Contract, the following securities:

1.	Unconditional and assignable bank guarantee, in favor of the Lessor, which can be realized in installments and duly stamped, the wording of which is attached to this Contract as Appendix F1, that will be valid until 90 days after the end of the Lease Period; the amount of the bank guarantee shall be equal to Lease Fees, Management Fees and Parking Fees payable in respect of 4 (four) months, with the addition of VAT as required by law.

2.	A security bill signed by the Company, the wording of which is attached to this Contract as Appendix F2. The amount of the security bill will be equal to Lease Fees, Management Fees and Parking Fees payable in respect of 2 (four) months, with the addition of VAT as required by law.

If the Lessee exercised its right to extend the Lease Period, as described in section 7.2 above, the Lessee will provide to the Lessor, together with its notice regarding the exercise of this right and as a pre-condition for the validity of its notice, a bank guarantee as described above that will be in effect until 90 days after the end of the Second Lease Period.

The bank guarantee and the bill of security shall be returned to the Lessor subject to the provision of all required approvals that will prove payment of all mandatory payments that are imposed on the Lessee pursuant to this Tenancy Contract.

The Lessee shall bear all expenses relating to the bank guarantee, including the commission of the guarantor bank.

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The Lessor and/or the Management Company shall be allowed, at their own discretion and after giving advance notice to the Lessee and providing a 14-day (fourteen) extension to allow the Lessee to rectify the breach and if the Lessee did not rectify the breach, realize the guarantee and bill of security in any case of breach of this Tenancy Contract by the Less or if the Lessee does not pay on time funds that are payable to the Lessor and/or the Management Company. Out of the total amount of the guarantee and security bill, the Lessor shall be entitled to realize only the amount of the debt owed by the Lessee to the Lessor or to the Management Company, or the amount of the damage caused to it or to the Management Company due to an action or omission of the Lessee.

21.	Non-applicability of tenancy protection rights

It is hereby agreed that the Leased Premises and/or this Tenancy Agreement shall not be subject to the provisions of the Tenancy Protection Law [Combined Version] 5732-1972 and other tenancy protection laws and the regulations and orders promulgated thereunder (hereinafter – “the Law”) and that the Leased Premises shall not be subject to the provisions of any law that shall confer upon the Lessee the status of a protected tenant or that will confer upon the Lessee the right not to vacate the Leased Premises on the instances and dates in which the Lessee must vacate the Leased Premises pursuant to this Contract.

The parties expressly declare and approve that the Leased Premises will be located in a building whose construction was completed after 20.8.68 and that this Tenancy Agreement is entered into under the expressed condition that the law will not apply to the lease. The Lessee declares that it did not pay nor will it pay to the Lessor key money or any other consideration other than Lease Fees and that the Lessee or anyone acting on its behalf, including any of its individuals and/or shareholders shall not be a protected tenant in the Leased Premises under the provisions of an law and it shall be prevented from raising any claims or suit in connection with its being a protected tenant or that it its rights in the Leased Premises are greater than those expressly conferred upon him under this Contract.

The Lessee declares that all investments it will make in the Leased Premises and/or the Buildings, including equipment and facilities, shall be made for its own needs and that he will be precluded from claiming that those investments constitute key money or substitute to key money or payment pursuant to section 82 to the Law, or any other payment that confers upon the Lessee any rights in the Leased Premises; the Lessee will also be precluded from demanding from the Lessor full or partial participation or reimbursement of the said investments.

It is further agreed that it was not the parties’ intention to enter into a protected tenancy pursuant to the tenancy protection laws and that this condition is a precondition for the Lessor’s entering into this Contract.

22.	Performance of undertaking instead of another party

Whenever one party to this Contract is under obligation to carry out a certain action or work or pay a certain payment (hereinafter – “the party under obligation”) and the party under obligation did not carry out the action or the work or did not pay the said payment until the date specified in this Contract, or if not such date is specified – until the date specified in the written demand it received from the receiving party (hereinafter – “the receiving party”) – then the receiving party may but is not obliged to carry out the action or the work or the payment instead of the party under obligation and at the expense of the party under obligation, whether by doing it by itself or through others.

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In such a case, the party under obligation will must pay the receiving party all amounts or losses or damages it paid or borne in connection with the performance of the said action or the work or payment. The payment by the party under obligation to the receiving party must be made immediately when such payment is demanded.

23.	Arbitration

In any case where disputes and/or disagreements will arise between the parties in connection with any matter relating to the drafting and/or the validity or breach and/or the execution and/or the interpretation of this Contract, the parties will refer the dispute or disagreement to an arbitrator, whose identity will be agreed upon between the parties. Where no such agreement is reached between the parties, the arbitrator shall be appointed by the Chairman of the Israel Bar Association. The arbitrator will have the power to resolve disputes and/or disagreements as above (hereinafter – “the Arbitrator”).

23.1	The Arbitrator shall serve as a single arbitrator and his/her resolution shall be final.

23.2	This section 23 shall be considered to be an arbitration contract between the parties, and the provisions of the addendum to the Arbitration Law, 5728-1968 shall apply to the arbitration which is the subject matter of this Contract and to the Arbitrator.

23.3	It is hereby agreed that the Arbitrator’s powers shall be expressly subject to all provisions of this Contracts and its appendices, and that the Arbitrator will have the power to issue interim orders and other temporary reliefs and it will be bound by Israeli substantive law but will not be bound by the rules of evidence or the rules of civil procedure.

23.4	The Arbitrator shall not have power to discuss, whether directly or by way of objection or appeal, subjects that are to be ruled upon by the architect and/or the Site Engineer pursuant to the provisions of this contract.

23.5	The commencement of arbitration procedures does not delay and/or defer and/or exempt any of the parties to this Contract from fulfilling any of their obligations pursuant to this Contract, including payment obligations.

24.	Miscellaneous

24.1	This Contract and its appendices form and reflect the relationship and rights and obligations between the Lessor and the Lessee in an exclusive and absolute manner.

24.2	Upon signing this Contract, that constitutes the complete and binding contract between the parties, any previous agreement and/or memorandum of understanding and/or declaration and/or brochure and/or promise and/or publication that were made by the Lessee or its representatives or by anyone on its behalf shall be null and void and the Lessee shall not be bound by any of the above.

24.3	The headings of the sections in this Contract are included for ease of reading only and shall not be used as reference or to interpret this Contract.

24.4	Previous drafts of this Contract shall have no bearing in connection with the interpretation of this Contract or any of its provisions. Such drafts shall not be admissible in any judicial proceeding or quasi-judicial proceeding.

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24.5	None of the provisions and the conditions included in this Contract and its appendices aims to detract from any other condition or provision of this Contract, but rather to add to them.

24.6	Any change and/or waiver and/or deviation from the provisions of this Contract shall be binding only if they were drawn up in writing and signed by both parties to the Contract.

24.7	The consent of any party to a deviation from the provisions of this Contract in a specific case shall not constitute a precedence, and other similar or different future situations will not be derived therefrom. A waiver on the part of a party of any right conferred upon it under this Contract shall not constitute a precedence, nor bind either party hereto to a waiver of any succeeding breach of the same, or any other terms, provisions or conditions of the contract by that same party.

24.8	A waiver on the part of a party regarding one matter shall not bind either party hereto to a waiver on another matter.

24.9	The parties expressly represent that they reached this Contract after investigation and inspection and that relied only on information expressly presented within this Contract.

24.10	This Contract does not create partnership and/or agency relations between the parties and does not confer rights upon any third parties who are not referred to in the Contract; furthermore, this Contract does not detract from or prejudice any duty or obligation of any third party.

24.11	Until the date of delivery of possession, the addresses of the parties for purposes of this Contract are as stated in the preamble to this Contract. After that date, the addresses of the parties shall be as follows: The Lessee – 8 Aba Even St. Herzliya Pituach; the Lessors: 8 Aba Even St. Herzliya Pituach. Any notice sent from one party to another by registered mail according to the aforesaid addresses, unless a party has notified the other party of a change thereto, shall be considered to have reached its destination and to have been made known to the addressee party at the end of 72 hours from the time of its delivery for mailing at the post office, and in the event of delivery by hand, from the time of delivery.

24.12	If it is required to stamp this Contract and if a stamp duty applies, then the party who wishes to stamp this Contract shall bear the full stamping expenses.

24.13	Each party shall bear the fees of its attorney.

24.14	Debts owed by one party to this Contract to the other party to the Contract, and/or debts owed by the Lessee to the Management Company and by the Management Company to the Lessee may be offset only if written agreement regarding such offset of debts was previously reached.

24.15	For the avoidance of doubt, it is hereby clarified that the use of the term “the Building” in this Contract is solely for convenience purposes. The Lessor shall be entitled to name the building in which the Leased Premises are located as it deems fit and/or change its name from time to time, at its sole discretion.

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In witness whereof, the parties have signed this agreement at the place and as of the date set forth above:

Safe-T Data A.R Ltd. private company no. 514872563	Herzeliya Center Building and Investments (M.H.B.H) Ltd. Shvartzbard Assets and Investments Ltd.

/s/ Amir Mizhar	/s/ Herzeliya Center Building and Investments (M.H.B.H) Ltd.
CEO

/s/ Roei Haberman	/s/ Shvartzbard Assets and Investments Ltd.

I hereby certify that the above signatures are the signatures of the honorable gentlemen: Roei Haberman and Amir Mizhar and that these signatures legally bind the Lessee
Adv. Asaf Avikasis

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